Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Services Agreement”) is made as of this [•] day of [•], 201[•] by and between (i) Dover Corporation, a Delaware corporation (“Dover”), and (ii) Knowles Corporation, a Delaware corporation (“Knowles”). Each of Dover and Knowles is sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1.

W I T N E S S E T H:

WHEREAS, the board of directors of Dover has determined that it would be in the best interests of Dover and its stockholders to separate the Knowles Business from Dover;

WHEREAS, Dover and Knowles have entered into a Separation and Distribution Agreement dated as of the date hereof (as amended, supplemented or modified from time to time, the “Separation Agreement”) which sets forth, among other things, the terms of the separation of the Dover Business and the Knowles Business (such transactions, as may be amended or modified from time to time, the “Separation”) and the distribution of Knowles Common Stock to stockholders of Dover;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other Ancillary Agreements, including this Services Agreement, in order to facilitate and provide for the separation of Knowles and its Subsidiaries from Dover; and

WHEREAS, Dover and Knowles have each determined that it is desirable to enter into this Services Agreement pursuant to which each Party has agreed to provide or cause to be provided to the other Party and its Subsidiaries, as applicable, certain transitional, administrative and support services on the terms set forth in this Services Agreement and the Schedules hereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 General. As used in this Services Agreement, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(b) “Ancillary Agreements” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(c) “Business Day” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(d) “Confidential Information” shall have the meaning set forth in Section 8.1.

(e) “Contract” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(f) “Disbursement” shall have the meaning set forth in Section 5.7.

(g) “Dover” shall have the meaning set forth in the preamble to this Services Agreement.

(h) “Dover Business” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(i) “Dover Entities” means, collectively, Dover and its Affiliates that are listed as Providers on Schedule A or Recipients on Schedule B.

(j) “Dover Group” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(k) “Dover Provided Services” shall have the meaning set forth in Section 2.1.

(l) “Effective Time” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(m) “Force Majeure” shall have the meaning set forth in Section 6.1.

(n) “Governmental Entity” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(o) “Group” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(p) “Indemnifiable Loss” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(q) “Independent Accountants” shall have the meaning set forth in Section 3.6(d).

(r) “Initial Term” shall have the meaning set forth in Section 4.1.

(s) “Knowles” shall have the meaning set forth in the preamble to this Services Agreement.

(t) “Knowles Business” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(u) “Knowles Common Stock” shall have the meaning set forth in the recitals to the Separation Agreement.

(v) “Knowles Entities” means, collectively, Knowles and its Affiliates that are listed as Recipients on Schedule A or as Providers on Schedule B.

(w) “Knowles Group” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(x) “Knowles Provided Services” shall have the meaning set forth in Section 2.2.

(y) “Law” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(z) “Liabilities” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(aa) “New York Courts” shall have the meaning set forth in Section 9.12.

(bb) “Other Party” shall have the meaning set forth in Section 5.7.

(cc) “Party” shall have the meaning set forth in the preamble to this Services Agreement.

(dd) “Paying Party” shall have the meaning set forth in Section 5.7.

(ee) “Person” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(ff) “Provider” shall mean the Person identified on Schedule A or B to this Services Agreement providing the services set forth therein.

(gg) “Receiving Party” shall have the meaning set forth in Section 5.7.

(hh) “Receipt” shall have the meaning set forth in Section 5.7.

(ii) “Recipient” shall mean the Person identified on Schedule A or B to this Services Agreement receiving the services set forth therein.

(jj) “Renewal Term” shall have the meaning set forth in Section 4.1.

(kk) “Responsible Party” shall have the meaning set forth in Section 5.7.

(ll) “Separation” shall have the meaning set forth in the recitals to this Services Agreement.

(mm) “Separation Agreement” shall have the meaning set forth in the recitals to this Services Agreement.

(nn) “Subsidiary” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(oo) “Tax” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

(pp) “Term” shall mean the Initial Term and the Renewal Term, if any, or, with respect to a particular service provided for hereunder, such shorter period as may be applicable pursuant to the terms of this Services Agreement or the exercise of a Party’s right of early termination as provided for herein.

(qq) “Third Party” shall have the meaning set forth in Section 1.1 of the Separation Agreement.

1.2 References; Interpretation. References in this Services Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(a) the words “include”, “includes” and “including” when used in this Services Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Services Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Services Agreement;

(c) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Services Agreement refer to this Services Agreement in its entirety and not to any particular Article, Section or provision of this Services Agreement; and

(d) references in this Services Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.

ARTICLE 2

SERVICES PROVIDED

2.1 Dover Provided Services. Subject to the terms and conditions of this Services Agreement, the Dover Entities agree to provide, or cause to be provided, to Knowles, the members of the Knowles Group and the Knowles Business, as designated by Knowles, the services described in Schedule A to this Services Agreement (the “Dover Provided Services”).

2.2 Knowles Provided Services. Subject to the terms and conditions of this Services Agreement, the Knowles Entities agree to provide, or cause to be provided, to Dover, the members of the Dover Group and the Dover Business, as designated by Dover, the services described in Schedule B to this Services Agreement (the “Knowles Provided Services”).

2.3 Other Services. If, after the execution of this Services Agreement and prior to the date that is two months from the date hereof, the Parties determine that a service provided by or to the Knowles Business as conducted by Knowles or its Subsidiaries prior to the Separation was inadvertently omitted from the Schedules to this Services Agreement, then the Parties shall negotiate in good faith to agree to the terms and conditions upon which such services would be added to this Services Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for herein (i.e., sufficient to cover a Provider’s reasonable estimate of its actual costs and, if applicable, consistent with the prices such Provider would charge to an Affiliate), in each case without taking into account any profit margin or projected savings from increased efficiency; provided, however, no Party shall be required to provide any additional services pursuant to this Section 2.3 if (x) it does not, in its reasonable judgment, have adequate resources to provide such service, (y) the provision of such additional service would significantly disrupt the operation of its business or (z) the Parties are unable to reach agreement on the terms and conditions applicable to such additional services. If the Parties agree on the fees and other specific terms and conditions applicable to such services, the Parties shall execute an amendment to this Services Agreement that provides for the substitution of the relevant Schedule, or additions or supplements to the relevant Schedule, in order to describe such service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

ARTICLE 3

COMPENSATION

3.1 Compensation for Dover Provided Services. Subject to Section 3.5, the compensation for the Dover Provided Services for the duration of the Term shall be as described for each individual service provided to the Knowles Business as set forth on Schedule A.

3.2 Compensation for Knowles Provided Services. Subject to Section 3.5, the compensation for the Knowles Provided Services for the duration of the Term shall be as described for each individual service provided by the Knowles Business as set forth on Schedule B.

3.3 Allocation of Certain Expenses.

(a) In addition to the payment of all compensation provided under Section 3.1 or Section 3.2, as applicable, each Recipient shall reimburse the applicable Provider for all reasonable out-of-pocket costs and expenses directly or indirectly incurred by such Provider or its Affiliates in connection with providing the applicable services hereunder (including all travel-related expenses) to the extent that such costs and expenses are not reflected in the compensation for such services on Schedule A or Schedule B, as applicable; provided, however, any such expenses expected to exceed $1,000 per month (other than routine business travel and related expenses) shall require advance approval of Recipient. Any travel-related expenses incurred by a Provider in performing the applicable services hereunder shall be incurred and charged to the applicable Recipient in accordance with such Provider’s then applicable business travel policies.

(b) In the event that a Recipient terminates any individual service as contemplated by Section 4.2 earlier than the expiration of the Initial Term or the Renewal Term, if applicable, such Recipient shall reimburse the applicable Provider for any and all out-of-pocket costs and expenses directly or indirectly incurred by such Provider or any of its Affiliates as a result of such early termination by such Recipient, including early termination fees and other costs incurred in order to terminate or reduce the level of services provided by Third Parties under Contracts with a Provider or any of its Affiliates, which services are affected by such early termination, such reimbursement to be due and payable within five Business Days following such Recipient’s receipt of any invoice from such Provider with respect to such costs and expenses.

3.4 Taxes.

(a) In addition to the compensation payable to each Provider determined exclusive of the Taxes payable by each Recipient under this Section 3.4, each Recipient will pay and be liable for all sales, service, value added, lease, use, transfer, consumption or similar Taxes levied and measured by: (i) the cost of services provided to such Recipient under this Services Agreement or (ii) each Provider’s cost in acquiring property or services used or consumed by any such Provider in providing services under this Services Agreement (the “Sales and Service Taxes”). Such Taxes will be payable by the applicable Recipient to the applicable Provider in accordance with this Section 3.4 or as otherwise mutually agreed in writing by the Parties and under the terms of the applicable Law which govern the relevant Sales and Service Tax. Each Recipient’s obligation to pay Sales and Service Taxes under this Section 3.4 shall be subject to the receipt of (i) a computation of the Sales and Service Taxes payable under this Section 3.4 identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (ii) a valid and customary invoice (or other document) under the terms of applicable Law for each Sales and Service Tax. If a Recipient complies with the terms of this Section 3.4 regarding the payment of Sales and Service Taxes, it shall not be liable for any interest, penalties or other charges attributable to the applicable Provider’s improper filing relating to Sales and Service Taxes or late payment or failure to remit Sales and Service Taxes to the relevant taxing authority.

(b) The Parties acknowledge that each Provider and each Recipient shall pay and be responsible for their own personal property Taxes and Taxes based on their own income or profits or assets.

(c) Payments for services or other amounts under this Services Agreement shall be made net of withholding Taxes, provided however, that if a Provider reasonably believes that a reduced rate of withholding applies or such Provider is exempt from withholding, the applicable Recipient shall only be required to apply such reduced rate of withholding or not withhold if such Provider provides such Recipient with evidence reasonably satisfactory to such Recipient that a reduced rate of or no withholding is required, including rulings or certificates from, or other correspondence with taxing authorities and tax opinions rendered by qualified persons, to the extent reasonably requested by such Recipient. Each Recipient shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that such Recipient receives a refund of any amounts previously withheld from payments to a Provider and remitted, such Recipient shall surrender such refund to such Provider.

(d) Each Provider and each Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Service Agreement, and of any pending tax audit or other proceeding relating to Sales and Service Taxes or withholding with respect to this Service Agreement, and shall afford such party all reasonable opportunity to participate in any such audit or proceeding affecting its interests.

3.5 Price Adjustments.

(a) The Parties shall review the respective costs of each Provider providing services hereunder as of the date that is two months from the date hereof (and thereafter upon the written request of a Provider (which may not be given more than once in any 30-day period)). If it is determined in connection with any such review that a Provider’s cost of providing services hereunder (taken individually) exceeds by at least ten percent (10%) the charge for such service(s) because of a significant increase in usage by a Recipient or other circumstances beyond the reasonable control of such Provider (including events of Force Majeure), then, upon request of such Provider, such Provider and its Recipient shall negotiate in good faith to determine an appropriate adjustment to the then-current prices for such services on a basis consistent with the methodology for determining the initial prices provided for herein (as described in Section 2.3).

(b) If the Parties determine (which determination shall be made in good faith) that the initial prices set forth on the Schedules hereto are not consistent with the methodology for determining the initial prices as described in Section 3.5(a), then the Parties shall negotiate in good faith to adjust such charges in a manner that is consistent with such methodology.

(c) Notwithstanding Section 3.5(a), if a service is being provided by a Provider to a Recipient hereunder through a Third Party as contemplated by Section 5.4 and such Third Party increases the costs of such service, then such increased costs (and any corresponding adjustments to Taxes payable or to be withheld in accordance with Section 3.4) shall be immediately passed along to such Recipient and reflected in a supplement to Schedule A or Schedule B, as applicable.

3.6 Terms of Payment; Dispute Resolution; Audits.

(a) Each Provider shall invoice its respective Recipient for the services provided under Section 3.1 or Section 3.2, as applicable, monthly in advance on the first calendar day of each month of the term following the date hereof (or the first Business Day following each such date); provided that the first payment will be due on the date hereof and shall be in an amount pro-rated for the period from the date hereof to the last day of the current calendar month. Each Provider shall also provide invoices to its respective Recipient monthly in arrears for amounts, such as Sales and Service Taxes and out-of-pocket or other expenses, that are payable in addition to the fee for the service that was paid in advance pursuant to the first sentence of this Section 3.6(a). Recipient shall pay Provider (or its designee) within 30 days after receipt of any of the foregoing invoices. No Recipient shall withhold any payments to its Provider under this Services Agreement and such payments shall be made without any other set-off or deduction, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices). Subject to the provisions of Section 3.6(c), amounts not paid on or before the date required to be paid hereunder shall accrue interest at a rate equal to 0.5% per month (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment.

(b) All amounts due for services rendered pursuant to this Services Agreement shall be billed and paid in the currency in which the rate for such service is quoted, as stated herein or as shown on the Schedules hereto.

(c) If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts billed including listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and use their commercially reasonable efforts to resolve such dispute among themselves. If such disputing parties are unable to resolve their dispute within thirty (30) calendar days of the delivery of such documentation, and such Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to such Recipient are inaccurate or are otherwise not in accordance with the terms of this Services Agreement, then such Recipient shall have the right, at its own expense, to have any disputed invoice(s) audited as provided in Section 3.6(d).

(d) Any audit pursuant to Section 3.6(c) shall be limited solely to the purpose of verifying the amounts in dispute and shall be made by an independent certified public accounting firm selected and paid for by the Recipient initiating such audit and reasonably satisfactory to the Provider being audited (such accounting firm, the “Independent Accountants”). Any such audit shall be reasonably conducted by the Independent Accountants during the normal business hours of the Provider being audited. Such Provider shall reasonably cooperate with the Independent Accountants and shall make available to the Independent Accountants all applicable cost and other data as may be reasonably necessary for the sole purpose of verifying the amounts in dispute. The Independent Accountants shall not disclose any of the underlying data and information to said Recipient or to any other Person (except as may be required by Law) and, prior to any such audit the Independent Accountants shall, if requested by the Provider being audited, enter into a confidentiality agreement reasonably acceptable to such Provider. The determination of the Independent Accountants shall be final and binding on the Parties.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. Except as expressly provided otherwise in this Services Agreement, or with respect to specific services as indicated on the Schedules hereto, the term of this Services Agreement shall be for an initial period of six months commencing at 12:01 a.m. on the date immediately following the date hereof and ending on the date that is six months from the date hereof (the “Initial Term”). Effective between the respective Provider and Recipient, the Initial Term may be extended for an additional period of six months, or such other period set forth on Schedule A or Schedule B (the “Renewal Term”) at the request of a Recipient by written notice from such Recipient to its Provider, with copies to Dover and Knowles; any such notice shall be made not less than two months prior to the end of the Initial Term. The obligation of any Recipient to make a payment for services previously rendered shall not be affected by the expiration of the Initial Term or Renewal Term and shall continue until full payment is made.

4.2 Termination of Individual Services. Effective between the respective Provider and Recipient, a Recipient may terminate at any time during the Initial Term or Renewal Term any individual service provided under this Services Agreement on a service-by-service basis (and/or location-by-location basis where individual service is provided to multiple locations of a Recipient) upon written notice to such Provider identifying the particular service (or location) to be terminated and the effective date of termination, which date shall not be less than 30 days’ after receipt of such notice unless such Provider otherwise agrees. The termination of any individual services pursuant to this Section 4.2 shall not affect this Services Agreement with respect to the services not terminated under this Section 4.2. In addition, effective between the respective Provider and Recipient, a Provider may terminate at any time during the Initial Term or Renewal Term any individual service provided under this Services Agreement upon written notice to its respective Recipient identifying the particular service to be terminated and the effective date of termination if the employee that was providing the applicable service is no longer employed by such Provider (and there is no other employee employed by such Provider at the time that could reasonably provide such service).

4.3 Termination of Agreement. This Services Agreement shall terminate on the earliest to occur of (a) the latest date on which any service is to be provided as indicated on Schedule A and Schedule B, (b) the date on which the provision of all services has terminated pursuant to Section 4.2 and (c) the date on which this Services Agreement is terminated in its entirety pursuant to Section 4.4.

4.4 Breach of Agreement. If either Party (or member of its respective Group) shall materially breach any of its obligations under this Services Agreement, including any failure to perform any services or to make payments when due, and such breach is not cured within 30 days after the breaching Party receives written notice thereof from the non-breaching Party, the non-breaching Party may (i) terminate this entire Services Agreement, including the provision of all services pursuant hereto, immediately by providing written notice of termination or (ii) terminate the individual services that are subject to such material breach, immediately by providing notice of such selective termination and identifying the particular services to be so terminated. If the non-breaching party decides to terminate individual services in accordance with this Section 4.4 (rather than the entire Services Agreement), such termination of such individual services pursuant to this Section 4.4 shall not affect this Services Agreement with respect to the services not terminated under this Section 4.4. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults.

4.5 Effect of Termination. In the event of (a) a termination or expiration of this Services Agreement in its entirety, each Provider shall be entitled to all outstanding amounts due from the applicable Recipient for the provision of services rendered through the date of termination or otherwise payable hereunder or (b) a partial termination of this Services Agreement with respect to individual services in accordance with Section 4.2 or clause (ii) of Section 4.4, the Provider(s) that were providing the services that are so terminated shall be entitled to all outstanding amounts due from the relevant Recipient(s) of such terminated services for the provision of such services rendered through the date of the termination of such individual service. This Section 4.5, Section 5.6, Article 7, Article 8 and Article 9 shall survive any termination or expiration of this Services Agreement.

ARTICLE 5

CERTAIN COVENANTS

5.1 Standard of Services.

(a) Each Provider shall perform the services that it is required to provide to its respective Recipient(s) under this Services Agreement in substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of such Provider prior to the Distribution Date. Subject to the foregoing, the Parties acknowledge and agree that each Provider (and each member of its Group) makes no representations or warranties (including warranties of merchantability or fitness for a particular purpose) or guarantees of any kind, express or implied, with respect to any services provided hereunder and that the services to be provided hereunder are furnished “as is,” where is, with all faults.

(b) Nothing in this Services Agreement shall require a Provider to perform or cause to be performed any service to the extent the manner of such performance would constitute a violation of applicable Laws, any code of conduct applicable to such Provider or any existing Contract with a Third Party. If a Provider is or becomes aware of any such restriction on such Provider, such Provider shall promptly send a notice to its respective Recipient of any such restriction. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing Contract with a Third Party to allow each Provider to perform or cause to be performed any service in accordance with the standards set forth in this Section 5.1. Any costs and expenses incurred by any Party or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow a Provider to perform or cause to be performed any service shall be the responsibility of the respective Recipient. If, with respect to a service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent or the performance of such service by a Provider would continue to constitute a violation of applicable Laws or any code of conduct applicable to such Provider, such Provider shall use commercially reasonable efforts in good faith to provide such services in a manner as closely as possible to the standards described in this Section 5.1 that would apply absent the exception set forth in the first sentence of this Section 5.1(b).

5.2 Transition From Services. It is the express intent of the Parties and the members of their respective Groups that, notwithstanding the terms or schedules for performance of services hereunder, the performance of services are expected to be terminated as soon as possible. Consequently, unless the Parties mutually agree otherwise, each Recipient agrees to use commercially reasonable efforts to reduce or eliminate its dependency on each service provided by each Provider as soon as reasonably practicable. The Parties will cooperate (acting in good faith and using reasonable commercial efforts) to effect a smooth and orderly transition of the services provided hereunder from the Providers to the respective Recipients.

5.3 Points of Contact. Each Provider and its respective Recipient has named a point of contact as set forth on Schedules A and B. Such points of contact shall be responsible for the implementation of this Services Agreement between the respective Provider and its Recipient, including resolution of any issues which may arise during the performance hereunder on a day to-day basis.

5.4 Personnel. Each Provider, in providing the services, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of such Provider or its Affiliates (it being understood that such personnel can perform the services on behalf of such Provider on a full-time or part-time basis, as determined by such Provider or its Affiliates) and (b) employ the services of Third Parties to the extent such third party services are routinely utilized to provide similar services to other businesses of such Provider or are reasonably necessary for the efficient performance of any such services. In performing the services, employees and representatives of a Provider shall be under the direction, control and supervision of such Provider (and not its respective Recipient) and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives (it being understood that no Recipient has any right hereunder to require that any Provider perform the services hereunder with specifically identified employees and that the assignment of employees to perform such services shall be determined in the sole discretion of the applicable Provider). In addition, no Provider shall be required to provide any service to the extent the provision of such service requires such Provider to hire any additional employees or maintain the employment of any specific employee.

5.5 Further Assurances. From time to time after the date hereof, without further consideration, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Services Agreement and to consummate, perform and make effective the transactions contemplated hereby.

5.6 Title to Intellectual Property. Except as expressly provided for under the terms of this Services Agreement, each Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by any Provider or any of their respective Affiliates or any Third Party, if applicable, by reason of the provision of the services provided hereunder. Each Recipient agrees not to remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by any Provider or any of their respective Affiliates or any Third Party, if applicable, and each Recipient agrees not to reproduce any such notices on any and all copies thereof. Each Recipient agrees not to attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by any Provider or their respective Affiliates or any Third Party, if applicable, and a Recipient shall promptly notify its respective Provider of any such attempt, regardless of whether by such Recipient or any Third Party, of which such Recipient becomes aware.

5.7 Certain Disbursements/Receipts. The Parties hereto contemplate that, from time to time on or after the Effective Time, a member of a Party’s Group (any such member, the “Paying Party”), as a convenience to a member of the other Party’s Group (the “Responsible Party”), in connection with the transactions contemplated by this Services Agreement, may make certain payments that are properly the responsibility of the Responsible Party (any such payment made, a “Disbursement”). Similarly, from time to time on or after the Effective Time, a member of a Party’s Group (any such member, the “Receiving Party”) may receive from Third Parties certain payments to which a member of the other Party’s Group is entitled (the “Other Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts (each of which shall be subject to Section 3.4), the Parties hereto agree as follows.

(a) Disbursements.

(i) A Paying Party may request reimbursement for Disbursements made by check within seven (7) business days after notice of such Disbursement has been given to the Responsible Party in writing and with mutually acceptable supporting documentation.

(ii) In case of a Disbursement by wire, if notice in writing and with mutually acceptable supporting documentation has been given by 2 p.m. of the Responsible Party’s local time at least one Business Day prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) on the date the Disbursement is made by the Paying Party. If notice as provided above has not been given prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) within three Business Days after receipt by the Responsible Party of such notice from the Paying Party.

(b) Receipts. A Receiving Party shall remit Receipts to the Other Party (in the same currency as such payment is received) within three Business Days of receipt thereof.

(c) Certain Exceptions. Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction(s), it is impossible or impracticable under the circumstances to comply with the procedures set forth in subsections (a) and (b) of this Section 5.7 (including the time periods specified therein), the Parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the Paying Party or the Other Party, as the case may be; provided, however, that if a Receiving Party cannot comply with the procedures set forth in subsection (b) of this Section 5.7 because it does not become aware of a Receipt on behalf of the Other Party in time, such Receiving Party shall remit such Receipt (without interest thereon) to the Other Party within 24 hours after it becomes aware of such Receipt.

ARTICLE 6

FORCE MAJEURE

6.1 Force Majeure. No Provider (or any Person acting on its behalf) shall bear any responsibility or Liability for any losses arising out of any delay, hindrance, frustration, inability to perform or interruption of its performance of obligations under this Services Agreement due to any acts or omissions of its respective Recipient or for events beyond its reasonable control (hereinafter referred to as “Force Majeure”) including acts of God, act of Governmental Entity, act of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Party (or member of its Group or Third Party acting on its behalf) whose performance is affected by the Force Majeure event. In such event, the obligations hereunder of such Provider in providing such service, and the obligations of its respective Recipient to pay for any such service, shall be postponed for such time as its performance is suspended or delayed on account thereof. If a Force Majeure event occurs that has an effect on the ability of a Provider to perform its obligations under this Services Agreement, then such Provider shall give prompt written notice to its respective Recipient identifying the nature of the Force Majeure event and the manner in which services will be affected.

ARTICLE 7

INDEMNITY

7.1 Indemnity.

(a) The liability of any Provider and its Affiliates and their respective officers, employees, directors, agents and other representatives with respect to this Services Agreement or in connection with the performance, delivery or provision of any service provided under this Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall be limited to the Indemnifiable Losses of the applicable Recipient arising from such Provider’s willful misconduct or gross negligence; provided that in no event shall the liability exceed the fees previously paid to such Provider by such Recipient in respect of the service from which such liability flows, or to the extent the liability arises out of a Provider breaching this Services Agreement by not providing the services (or level of services) required hereunder, then the liability shall not exceed the higher of the fees previously paid to such Provider by such Recipient in respect of the service from which such liability flows or the amount that such Provider would have been paid by such Recipient for such services for the agreed-upon term of such services (not to exceed six months from the date hereof).

(b) Each Recipient hereby agrees to indemnify its respective Provider and Affiliates thereof and their respective representatives from any and all Indemnifiable Losses resulting from a demand, claim, lawsuit, action or proceeding relating to such Provider’s conduct in connection with the provision of services to such Recipient under this Services Agreement, except to the extent such Indemnifiable Losses arise out of the willful misconduct or gross negligence of such Provider or any of its representatives. Subject to the limitations in Section 7.1(a), each Provider hereby agrees to indemnify its respective Recipient and Affiliates thereof from any and all Indemnifiable Losses resulting from a demand, claim, lawsuit, action or proceeding relating to such Provider’s willful misconduct or gross negligence in connection with the provision of services to such Recipient under this Services Agreement. The Persons entitled to indemnification pursuant to the foregoing shall be third party beneficiaries of the rights to indemnification described in this Section 7.1(b).

(c) Notwithstanding anything to the contrary contained in this Services Agreement, no Party, Provider, Recipient or any of their respective Affiliates or representatives shall be liable for any special, indirect, incidental, exemplary, punitive or consequential damages (including loss of profits or revenue, loss of business, interruption of business or otherwise) with respect to its performance or nonperformance hereunder, or the provision of or failure to provide any service hereunder, whether such damages or other relief are sought based on breach of contract, negligence, strict liability or any other legal or equitable relief.

(d) EACH PARTY, IN ITS CAPACITY AS A RECIPIENT, ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE RECIPIENTS THAT ARE MEMBERS OF ITS GROUP) THAT (I) THE PROVIDERS ARE NOT COMMERCIAL PROVIDERS OF THE SERVICES PROVIDED HEREIN AND ARE PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT A COST TO THE APPLICABLE RECIPIENT IN CONNECTION WITH THE SEPARATION AND (II) THIS SERVICES AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE ANY APPLICABLE PROVIDER MANAGE AND OPERATE THE KNOWLES BUSINESS OR DOVER BUSINESS, AS APPLICABLE, IN LIEU OF THE APPLICABLE RECIPIENT. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS SERVICES AGREEMENT.

ARTICLE 8

CONFIDENTIALITY

8.1 With respect to any information disclosed by (or on behalf of) one Party (or any member of its Group) to another Party (or member of its Group) for the purpose of this Services Agreement or otherwise accessible to such other Party (or members of its Group) during the performance hereunder (“Confidential Information”), the Party who (or whose Group) receives such information agrees that it will use, and will cause the members of its Group to use, the same skill and care as set forth in Section 5.1 to prevent the disclosure or accessibility to others of the disclosing Party’s Confidential Information and will use such Confidential Information only for the purpose of this Services Agreement. The Party that receives (or whose Group receives) such Confidential Information shall (and shall cause the members of its Group to) limit dissemination of and access to the other’s Confidential Information to only such of its employees or agents (including, in the case of any Provider, any Third Party engaged to provide the services hereunder) or consultants who have a need to know for the purpose of this Services Agreement; provided, however, that any such agents or consultants that receive such Confidential Information shall agree to keep such information confidential in accordance with the terms of this Services Agreement and in any event each Party shall be responsible for any breaches of this Article 8 by any of its agents or consultants that receive or have access to the other Party’s Confidential Information. In addition to the foregoing, to the extent, in connection with the performance of services hereunder, a Provider or its Affiliates has access to, or possession of, personally identifiable individual information of current or former employees of Recipient or any of its Affiliates, such Provider shall hold, protect and use, in strict confidence such personally identifiable information in accordance with applicable Laws relating to privacy, data protection and similar Laws.

8.2 Specifically excluded from the foregoing obligation is any and all information that:

(a) is independently developed by or on behalf of the receiving Party without breach of this Services Agreement;

(b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the receiving Party of its obligations under this Services Agreement;

(c) is rightfully received from a Third Party without breach of this Services Agreement;

(d) is furnished by the disclosing Party to a Third Party without a similar restriction on its rights; or

(e) upon advice of counsel, must be produced by the receiving Party as a matter of Law; provided, however, that in such case the receiving Party shall promptly notify the disclosing Party and, insofar as is permissible and reasonably practicable without placing the disclosing Party under penalty of law, give it an opportunity to appear and to object to such production before producing the requested information.

ARTICLE 9

MISCELLANEOUS

9.1 Complete Agreement; Construction. This Services Agreement, the Separation Agreement and the other Ancillary Agreements, and the exhibits, schedules and annexes hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Services Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control.

9.2 Counterparts. This Services Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party. Execution of this Services Agreement or any other documents pursuant to this Services Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, an original signature.

9.3 Survival of Agreements; Performance. Except as otherwise contemplated by this Services Agreement, all covenants and agreements of the Parties contained in this Services Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party, and with respect to any services to be provided hereunder by a Provider through a Third Party, the applicable Provider shall use commercially reasonable efforts to enforce any rights that such Provider has against such Third Party to the extent necessary to ensure that such Third Party performs such services in accordance with the terms of this Services Agreement.

9.4 Notices. All notices, requests, claims, demands and other communications under this Services Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by e-mail or facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested). For purposes of the giving of notice, Recipients and Providers shall be notified at the addresses listed on the Schedules hereto and Dover and Knowles shall be notified at the addresses listed below (which a Party may change by giving notice to the other Party in accordance with this Section 9.4):

If to Dover:

Dover Corporation.

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: General Counsel

Facsimile: 630-743-2671

E-Mail: imc@dovercorp.com

If to Knowles:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attn: General Counsel

Facsimile: [•]

E-Mail: [•]

9.5 Waivers. No waiver by any Party of any provision of this Services Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The failure of any Party to require strict performance by any other Party of any provision in this Services Agreement (or the waiver of a breach of any provisions of this Services Agreement) will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof or otherwise operate or be construed as a waiver of any other subsequent breach.

9.6 Amendments. This Services Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.7 Successors and Assigns.

(a) The provisions of this Services Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Services Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Services Agreement without such consent shall be null and void; provided, however, that no consent shall be required in the case of assignment by a Dover Entity to a direct or indirect Subsidiary of Dover or by a Knowles Entity to a direct or indirect Subsidiary of Knowles, in each case, for so long as they remain such; provided further that no such assignment shall relieve any Party of any of its obligations hereunder.

(b) If any Provider or Recipient is not a party to this Services Agreement, then, at the request of any Party hereto, the other Party shall cause such Provider or Recipient, as applicable, to become a party hereto by executing and delivering a counterpart hereof agreeing to be bound as a Provider or Recipient, as applicable, hereunder. The failure of any Person that is receiving benefits or has obligations hereunder to execute a counterpart hereof shall not affect the enforceability of this Services Agreement against such Person or against any other Party hereto.

9.8 Third Party Beneficiaries. Except with respect to the protections provided indemnitees under Article 7 hereof, this Services Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Services Agreement.

9.9 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Services Agreement.

9.10 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Services Agreement to the same extent as if the same had been set forth verbatim herein.

9.11 Governing Law. This Services Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

9.12 Consent to Jurisdiction. Subject to the provisions of Article VIII of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 9.4 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.12. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Services Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.13 Dispute Resolution; Continuation of Services Pending Outcome of Dispute. Except with respect to disputes covered by Section 3.6(c), the resolution of any dispute between the Parties with respect to this Services Agreement shall be governed by the provisions of the Separation Agreement with respect to the resolution of disputes, including the provisions of Article VIII of the Separation Agreement. Notwithstanding the existence of any dispute between the Parties, no Provider shall discontinue the supply of any service provided for herein, unless so provided in an arbitral determination that the respective Recipient is in default of obligation under this Services Agreement.

9.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Services Agreement were not performed in accordance with their specific terms. Accordingly, subject to Section 9.13 it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII of the Separation Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

9.15 Severability. In the event any one or more of the provisions contained in this Services Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Services Agreement. This Services Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.17 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Services Agreement, that this Services Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Services Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.18 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Services Agreement for independent business reasons. The relationships of the Parties hereunder (and the respective Providers and Recipients) are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

[SIGNATURE PAGES FOLLOW]

WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Services Agreement as of the date first written above.

DOVER CORPORATION

By:
Name:
Title:

KNOWLES CORPORATION

By:
Name:
Title:

DOVER PROVIDED SERVICES

Schedule A

KNOWLES PROVIDED SERVICES

Schedule B